Exhibit 99.1

FOR IMMEDIATE RELEASE

HENRY SCHEIN ENHANCES LIQUIDITY POSITION WITH NEW CREDIT FACILITY TOTALING $700 MILLION

Company Also Amends Existing $750 Million Credit Facility; Total Liquidity Now at $1.7 Billion

MELVILLE, N.Y., April 20, 2020 – Henry Schein, Inc. (Nasdaq: HSIC), the world’s largest provider of health care solutions to office-based dental and medical professionals, today announced that it has closed on a new credit facility totaling $700 million, with JP Morgan Securities LLC and U.S. Bank NA serving as Joint Lead Arrangers.

The new facility represents $700 million in committed financing that increases and replaces $200 million in uncommitted financing from the same lenders. The Company’s liquidity position now totals $1.7 billion.

The breakdown of the new financing is as follows: a $500 million, 364-day term loan, and a $200 million, 364-day revolving credit facility. Henry Schein also amended its existing $750 million revolving credit facility, most notably to include the temporary amendment of the Company’s covenant calculation to reflect Net Debt instead of Gross Debt, as well as an increase in the maximum leverage allowed under the covenant to 3.75x earnings before interest, tax, depreciation, and amortization. The amended facility matures in April 2022.

“The new financing, along with our amended existing facility, increases our financial flexibility at a critical moment in the global economy,” said Steven Paladino, Executive Vice President and Chief Financial Officer of Henry Schein. “These facilities support our effort to navigate the emerging challenges related to the COVID-19 outbreak while also helping to position Henry Schein for future growth and success.”

About Henry Schein, Inc.

Henry Schein, Inc. (Nasdaq: HSIC) is a solutions company for health care professionals powered by a network of people and technology. With more than 19,000 Team Schein Members worldwide, the Company’s network of trusted advisors provides more than 1 million customers globally with more than 300 valued solutions that improve operational success and clinical outcomes. Our Business, Clinical, Technology, and Supply Chain solutions help office-based dental and medical practitioners work more efficiently so they can provide quality care more effectively. These solutions also support dental laboratories, government and institutional healthcare clinics, as well as other alternate care sites.

Henry Schein, Inc. ● 135 Duryea Road ● Melville, New York 11747	1

Henry Schein operates through a centralized and automated distribution network, with a selection of more than 120,000 branded products and Henry Schein private-brand products in stock, as well as more than 180,000 additional products available as special-order items.

A FORTUNE 500 Company and a member of the S&P 500® index, Henry Schein is headquartered in Melville, N.Y., and has operations or affiliates in 31 countries. The Company’s sales from continuing operations reached $10.0 billion in 2019, and have grown at a compound annual rate of approximately 13 percent since Henry Schein became a public company in 1995.

For more information, visit Henry Schein at www.henryschein.com, Facebook.com/HenrySchein, and @HenrySchein on Twitter.

Cautionary Note Regarding Forward-Looking Statements

In accordance with the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. All forward-looking statements made by us are subject to risks and uncertainties and are not guarantees of future performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These statements are identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make”, “understand or understanding” “understand,” or other comparable terms. A full discussion of our operations and financial condition, status of litigation matters, including factors that may affect our business and future prospects, is contained in documents we have filed with the United States Securities and Exchange Commission, or SEC, and will be contained in all subsequent periodic filings we make with the SEC. These documents identify in detail important risk factors that could cause our actual performance to differ materially from current expectations.

Risk factors and uncertainties that could cause actual results to differ materially from current and historical results include, but are not limited to: effects of a highly competitive and consolidating market; increased competition by third party online commerce sites; our dependence on third parties for the manufacture and supply of our products; our dependence upon sales personnel, customers, suppliers and manufacturers; our dependence on our senior management; fluctuations in quarterly earnings; risks from expansion of customer purchasing power and multi-tiered costing structures; increases in shipping costs for our products or other service issues with our third-party shippers; general global macro-economic conditions; risks associated with currency fluctuations; risks associated with political and economic uncertainty; disruptions in financial markets; volatility of the market price of our common stock; changes in the health care industry; implementation of health care laws; failure to comply with regulatory requirements and data privacy laws; risks associated with our global operations; risks associated with the Novel Coronavirus Disease 2019 (COVID-19); risk associated with the United Kingdom’s withdrawal from the European Union; transitional challenges associated with acquisitions, dispositions and joint ventures, including the failure to achieve anticipated synergies/benefits; financial and tax risks associated with acquisitions, dispositions and joint ventures; litigation risks; new or unanticipated litigation developments and the status of litigation matters; the dependence on our continued product development, technical support and successful marketing in the technology segment; our dependence on third parties for certain technologically advanced components; risks from disruption to our information systems; cyberattacks or other privacy or data security breaches; certain provisions in our governing documents that may discourage third-party acquisitions of us; and changes in tax legislation. The order in which these factors appear should not be construed to indicate their relative importance or priority.

We caution that these factors may not be exhaustive and that many of these factors are beyond our ability to control or predict. Accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. We undertake no duty and have no obligation to update forward-looking statements.

Henry Schein, Inc. ● 135 Duryea Road ● Melville, New York 11747	2

CONTACT:

Investors

Steven Paladino

Executive Vice President and Chief Financial Officer

steven.paladino@henryschein.com

(631) 843-5500

Carolynne Borders

Vice President, Investor Relations

carolynne.borders@henryschein.com

(631) 390-8105

Media

Ann Marie Gothard, Vice President, Global Corporate Media Relations,

Annmarie.gothard@henryschein.com, (631) 390-8169

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Henry Schein, Inc. ● 135 Duryea Road ● Melville, New York 11747	3